Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

XXXX XXXXX,

UNLEASH THE POTENTIAL OF YOUR INVESTMENTS

Your success is evidence that you know a thing or two about investing. But do you know how GM Financial Right Notes® can boost your earning potential? If you haven't already started investing or would like to add to your current investment, now may be the right time. Right Notes give you the opportunity to earn higher rates than many other cash investments, such as money market accounts and CDs.

Depending on your investment amount, current rates for Right Notes are as high as 2.25% — **more than 30 times the national average on a savings account.**[1]

2.00%	2.10%	2.25%
TIER 1	TIER 2	TIER 3
Investments Less than $15,000	Investments $15,000 - $50,000	Investments More than $50,000

Rates are effective as of June 18, 2018

Investment Benefits

- Higher rates than many savings, money market and CD accounts
- Additional investments are accepted at any time from a linked bank account
- Interest automatically reinvested monthly
- Easy online enrollment and investment management

[1]Source: FDIC. Rates as of July 2, 2018, for deposits less than $100,000. Right Notes comparison based on $50,000 investment. Some accounts referenced in this statement may be FDIC insured. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation.

General Motors Financial Company, Inc. ("GM Financial") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by downloading them from the GM Financial Right Notes website at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

Get a better return on your investment today.
Get started at rightnotes.com.

GM FINANCIAL
RIGHT NOTES®